EXHIBIT 10.13


                                AMENDMENT 1996-1

                           APRIA HEALTHCARE GROUP INC.
                              AMENDED AND RESTATED
                            1992 STOCK INCENTIVE PLAN



     WHEREAS, Apria Healthcare Group Inc. (the "Company") maintains the Apria Healthcare Group Inc. Amended and Restated 1992 Stock Incentive Plan (the "Plan); and

     WHEREAS, the Company has the right to amend the Plan, and the Company desires to amend the Plan to reflect recent resolutions adopted by the Board of Directors;

     NOW, THEREFORE, the Plan is hereby amended, effective as of October 28, 1996, as follows:

     1. Subsection IV(a) of the Plan is amended to read as follows:

          "(a) Composition of Committee. This Plan shall be administered by the Board or the Compensation Committee appointed by the Board, which Compensation Committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law, each of whom (i) in respect of any decision at a time when the participant affected by the decision may be subject to Section 162(m) of the Code shall be an "outside director" within the meaning of Treasury Regulations issued under Code Section 162(m), and/or (ii) in respect of any decision at a time when the participant may be subject to Section 16 under the Exchange Act, shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act."


     2. Subsection XV(f) of the Plan is amended in its entirety to read as follows:

     "(f) Plan Construction.

          (1) Rule 16b-3. It is the intent of the Company that transactions in and affecting Options in the case of participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of these transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.

          (2) Section 162(m). It is the further intent of the Company that Options with an exercise price not less than Fair Market Value on the date of grant that are granted to a participant who is subject to Section 16 under the Exchange Act shall qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent."


     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment to the Plan on this ___ day of ___________, 1996.

                                     APRIA HEALTHCARE GROUP INC.

                                     By:  _________________________

                                     Its: _________________________